200 Connell Drive
Berkeley Heights, NJ  07922

Genta Incorporated Announces Second Quarter 2009 Financial Results

•	AGENDA Phase 3 trial in melanoma passes post-accrual futility analysis
•	AGENDA results expected Fourth Quarter 2009
•	Genasense in novel combination shows promising activity in melanoma
•	Genasense® 1-hour infusion initiated in melanoma
•	Additional core patents issued for Genasense®
•	Tesetaxel trial shows early efficacy and safety

BERKELEY HEIGHTS, NJ – August 14, 2009 – Genta Incorporated (OTCBB: GETA) today announced financial results for the quarter ended June 30, 2009.

“The last several months have been extraordinarily important”, said Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer.  “We now believe we will have sufficient financing that will enable release of primary data in our Phase 3 Genasense® trial in melanoma.  Certainly, past and recent studies of other drugs in melanoma have proved repeatedly disappointing.  We believe our biomarker-directed approach, coupled with our uniquely targeted new drug, may transform the treatment of this illness and finally offer meaningful benefit for patients.  We expect to release results from our Phase 3 study within the next 3 months, which if positive should comprise the basis for worldwide regulatory applications.”

Genta management will host a conference call and live audio webcast to discuss the Company’s financial results and recent corporate activities today at 8:00 am EST.  Participants can access the live call by dialing (877) 634-8606 (U.S. and Canada) or (973) 200-3973 (International). The access code for the live call is Genta Incorporated. The call will also be webcast live at http:www.genta.com/investorrelation/events.html

For investors unable to participate in the live call, a replay will be available approximately two hours after the completion of the call, and will be archived for 30 days. Access numbers for this replay are: (800) 642-1687 (U.S. and Canada) and (706) 645-9291 (International); conference ID number is: 22633873.

Highlights of the preceding quarter ended June 30, 2009 included the following:

AGENDA: Phase 3 Trial of Genasense in Advanced Melanoma

AGENDA is a Phase 3, randomized, double-blind trial that has completed accrual of 315 patients with advanced melanoma.  The study is designed to confirm certain safety and efficacy results from a prior randomized trial of Genasense® (oblimersen sodium) Injection combined with dacarbazine.  AGENDA employs a biomarker to define patients who derived maximum benefit during the preceding study.  Such patients are characterized by low-normal levels of lactate dehydrogenase (LDH), a tumor-derived enzyme that is readily detected in blood.

During the prior quarter, the Company released demographic information that showed good concordance of relevant patient characteristics between the prior trial and AGENDA.  Moreover, the importance of LDH levels as a key factor associated with survival in advanced melanoma was independently confirmed by a publication from the leading European oncology cooperative group.  An independent data monitoring committee completed its post-accrual analysis for safety and futility, and has recommended that AGENDA continue to completion.

Genasense Plus Novel Chemotherapy Yields Promising Activity in Melanoma

At the annual meeting of the American Society of Clinical Oncology (ASCO) in June 2009, investigators reported a high response rate and potentially extended survival in a pilot study of Genasense plus temozolomide and Abraxane® (paclitaxel protein-bound particles for injectable suspension) (albumen bound).  Of 18 patients with stage 4 melanoma and normal LDH, 7 (39%) had achieved major responses: one with complete response (CR) and 6 with partial response.  Five other patients had maintained stable disease (SD) after at least 3 treatment cycles for a disease control rate of 68%.  The most common side-effects were similar to those associated with the chemotherapy drugs used alone.  Median survival was 14.7 months and 50% of patients had survived longer than 1 year.  These data compared favorably with median survival reported in the prior Phase 3 trial of Genasense in melanoma with similar LDH criteria for dacarbazine alone (9.7 months) or dacarbazine plus Genasense (11.4 months).

This trial has recently been amended to incorporate the new 1-hour IV infusion schedule of Genasense administered twice weekly, instead of the 5-day continuous IV infusion schedule used in the Phase 3 trials.  Initial results are expected in the Fourth Quarter 2009.

Genasense Market Protection Expected to Extend up to 10 Years from Launch

Assuming AGENDA results are both positive and sufficient to secure approval in Europe and the U.S., Genta currently expects to hold exclusive marketing positions for up to 10 years from potential anticipated launch dates.  In the U.S., the Company expects to file for extensions of its core composition patent up to the maximum allowable times pursuant to Hatch-Waxman legislation.  The Company has also filed and/or received patents or patent applications that are expected to raise additional barriers to entry for generic competitors.  In addition to these patents, the Company expects to receive up to 10 years of market protection pursuant to applicable rules in Europe for new chemical entrants.

Tesetaxel Dosing Trial Confirms Preliminary Efficacy and Safety

Tesetaxel, the leading oral taxane in clinical development, is completing a confirmatory study of dosing on a once every 3-weeks schedule.  Data presented at ASCO showed a favorable safety profile with a low incidence of serious adverse events, along with objective responses that have been observed at less than the maximally tolerated dose.   The trial is expected to conclude accrual in the third quarter of 2009.  Genta intends to explore additional dosing schedules while examining efficacy in diseases that are prioritized in the Company’s clinical development plan.

Financial Information

For the second quarter of 2009, the Company reported a net loss of $43.1 million or $(0.63) per share, compared with a net loss of $738.4 million, or $(1,004.84) per share, for the second quarter of 2008.  For the six months ended June 30, 2009, the Company reported a net loss of $54.1 million, or $(1.24) per share, compared with a net loss of $748.0 million, or ($1,060.69) per share, for the six months ended June 30, 2008.  Net product sales of $69,000 and $131,000 for the second quarter and six months ended June 30, 2009 declined from their comparison period figures of $131,000 and $248,000, respectively, due to the continued absence of promotional support.

In June 2008 and in April 2009, the Company entered into convertible note and warrant transactions (described below). At the time of both transactions, the Company did not have sufficient authorized shares to allow for the conversion of the convertible notes and related warrants. The June 2008 transaction required that the Company seek stockholder approval to increase the number of authorized shares of common stock.  The April 2009 transaction required that the Company effect a reverse stock split in order to accommodate the required number of shares. While the Company’s stockholders approved an increase in the number of authorized shares of common stock in October 2008 and authorized a reverse stock split in April 2009, the results that are being reported today reflect that the Company was required to mark-to-market the liabilities for the conversion feature of its notes and warrants issued as part of the transactions up until the Company’s stockholders approved the changes in the corporate structure.  These liabilities change with the price of Genta’s common stock, and these fluctuations have caused us to report significant expense in both reporting periods.  All share and per share data included in this press release have been retroactively adjusted to account for the effect of a 1-for-50 reverse stock split for all periods presented prior to June 26, 2009.

Research and development expenses were $3.7 million for the second quarter of 2009, compared with $4.5 million for the second quarter of 2008.  Expenses in 2009 declined primarily due to lower expenses on the AGENDA clinical trial and lower payroll costs, resulting from lower headcount as we reduced our workforce in April 2008 and May 2008 to conserve cash.  Research and development expenses were $6.0 million for the six months ended June 30, 2009, compared with $10.9 million for the six months ended June 30, 2008.  In March 2008, we entered into a worldwide license agreement for tesetaxel. Pursuant to this agreement, we recognized $2.5 million for license payments. Expenses in 2009 also declined primarily due to lower payroll costs, resulting from lower headcount, as well as lower expenses on the AGENDA clinical trial.

Selling, general and administrative expenses were $2.0 million for the second quarter of 2009 and $4.1 million for the six months ended June 30, 2009, compared with $2.6 million for the second quarter of 2008 and $6.2 million for the six months ended June 30, 2008. These decreases were primarily due to lower office rent, resulting from our termination of a lease for one floor of office space in May 2008 and lower payroll costs, resulting from the two reductions in workforce.  In May 2008, to reduce its ongoing expenses, the Company reduced its office space. The Company’s landlord received a termination payment of $1.3 million, comprised of security deposits, and will receive a future payment of $2.0 million on January 1, 2011. This agreement resulted in an incremental $3.3 million in expenses for the second quarter and six months ended June 30, 2008.

On April 2, 2009, the Company issued approximately $6 million of April 2009 Notes, and corresponding warrants to purchase common stock, issued our private placement agent a warrant and incurred financing fees of $0.7 million. The April 2009 Notes bear interest at an annual rate of 8% payable semi-annually in other senior secured convertible promissory notes to the holder, and are convertible into shares of the Company’s common stock at a conversion rate of 10,000 shares of common stock for every $1,000.00 of principal amount outstanding. The deferred financing costs are being amortized over the term of the convertible notes. At the time the April 2009 Notes were issued, the Company recorded a debt discount (beneficial conversion) relating to the conversion feature in the amount equal to the proceeds of $6.0 million and is amortizing the resultant debt discount over the term of the notes through their maturity date.

On June 9, 2008, the Company issued $20 million of 2008 Notes, issued our private placement agent a warrant and incurred financing fees of $1.2 million. The 2008 Notes bear interest at an annual rate of 15% payable at quarterly intervals in notes of equivalent terms, and are presently convertible into shares of Genta common stock at a conversion rate of 10,000 shares of common stock for every $1,000 of principal. The deferred financing costs are being amortized over the term of the convertible notes. At the time the notes were issued, the Company recorded a debt discount (beneficial conversion) relating to the conversion feature in the amount of $20.0 million and is amortizing the resultant debt discount over the term of the notes through their maturity date.

On April 2, 2009, based upon a Black-Scholes valuation model, the Company calculated a fair value of the conversion feature of the April 2009 Notes of $67.8 million and expensed $61.8 million, the amount that exceeded the proceeds of the $6.0 million from the closing.  With implementation of the reverse stock split, the Company had sufficient shares of common stock in order to permit conversion of all the April 2009 Notes.  The Company re-measured the conversion feature liability at $25.0 million, resulting in expense for the second quarter of 2009 of $19.0 million and credited the conversion feature liability to permanent equity. On June 9, 2008, based upon a Black-Scholes valuation model, the Company had calculated a fair value of the conversion feature of the 2008 Notes of $380.0 million and expensed $360.0 million, the amount that exceeded the proceeds of the $20.0 million from the closing. On June 30, 2008, the Company expensed an additional $380.0 million to mark the conversion feature liability of the June 2008 Note to market, resulting in a total expense in June 2008 of $720.0 million.

The warrants that were issued with the 2008 Notes and the April 2009 Notes were also treated as liabilities, due to the insufficient number of authorized shares of common stock at the time that they were issued.   On April 2, 2009, the Company calculated a fair value of $1.125 per warrant for the warrants issued with the April 2009 Notes, or a total of $20.8 million. With the reverse stock split, the Company re-measured the warrants at a fair value per warrant of $0.415 per warrant, or $7.7 million, resulting in expense of $7.7 million, and credited the warrant liability to permanent equity.  The warrants issued with the 2008 Notes were initially recorded at a fair value of $7.6 million and were also re-measured, resulting in expense of $7.2 million in June 2008.

At June 30, 2009, Genta had cash and cash equivalents totaling $0.7 million compared with $4.9 million at December 31, 2008. During the first six months of 2009, cash used in operating activities was $9.5 million compared with $14.4 million for the same period in 2008, reflecting the reduced size of the Company.

On July 7, 2009, the Company entered into a securities purchase agreement with certain accredited institutional investors to place up to $10 million in aggregate principal amount of units consisting of (i) 70% unsecured subordinated convertible notes, or the July 2009 Notes, and (ii) 30% common stock.  In connection with the sale of the units, the Company also issued to the investors two-year warrants to purchase common stock in an amount equal to 25% of the number of shares of common stock issuable upon conversion of the July 2009 Notes purchased by each investor. The Company closed on $3 million of such July 2009 Notes, common stock and warrants on July 7, 2009.  On August 6, 2009, we entered into an amendment whereby, among other matters, certain accredited institutional investors who were parties to the July 2009 securities purchase agreement agreed to purchase $10 million of additional notes and warrants having the same terms of the July 2009 Notes, as well as shares of common stock, increasing their aggregate investment to $13 million.  The terms of the April 2009 Notes enable those noteholders, at their option, to purchase additional notes with similar terms.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its DNA/RNA Medicines program.  The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  The Company has developed G4544, an oral formulation of the active ingredient in Ganite®, which has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss.  The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel.  Ganite and Genasense are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•
the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy;

•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2008 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com

Genta Incorporated
Selected Condensed Consolidated Financial Data
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
Product sales - net	$69	$131	$131	$248
Cost of goods sold	1	29	1	54
Gross margin	68	102	130	194

Operating expenses:
Research and development	3,674	4,454	5,972	10,891
Selling, general and administrative	1,968	2,587	4,140	6,225
Settlement of office lease obligation	-	3,307	-	3,307
Reduction in liability for settlement of litigation	-	(80)	-	(340)
Total operating expenses	5,642	10,268	10,112	20,083

Amortization of deferred financing costs	(10,625)	(840)	(16,912)	(840)
Fair value - conversion feature liability	(19,040)	(720,000)	(19,040)	(720,000)
Fair value - warrant liability	(7,655)	(7,200)	(7,655)	(7,200)
All other expense, net	(188)	(158)	(560)	(92)
Net loss	$(43,082)	$(738,364)	$(54,149)	$(748,021)

Net loss per basic and diluted share	$(0.63)	$(1,004.84)	$(1.24)	$(1,060.69)

Weighted average shares- basic and diluted	68,870	735	43,575	705

Selected Condensed Consolidated Balance Sheet Data

	June 30 2009	December 31
	Unaudited	2008
Cash and cash equivalents	$696	$4,908
Working capital deficiency	(10,686)	(5,220)
Total assets	10,250	12,693
Total stockholders' deficit	(4,332)	(4,864)

* Includes fair value of the conversion feature liability and the warrant liability